Summary of FY 2010 Management Incentive Compensation Program for Eric M. Merrill

On March 24, 2010, the Compensation Committee of our Board of Directors adopted a FY 2010 Management Incentive Compensation Program for corporate officers (the “MICP”), including Eric M. Merrill, our Senior Vice President – People, Safety and Development. Mr. Merrill is one of our Named Executive Officers or “NEOs” described in our Proxy Statement related to our 2010 Annual Meeting of Stockholders, which we filed with the Securities and Exchange Commission on March 25, 2010. The MICP provides Mr. Merrill with an opportunity to earn a performance bonus based on our achievement of specified levels of financial performance. The principal purposes of the program are to provide an incentive for our officers, including Mr. Merrill, to achieve superior business results and to tie the goals and interests of such executives to those of Waste Connections, Inc. (the “Company”) and its stockholders.

Under the terms of the MICP, Mr. Merrill’s target bonus level is 50% of his annual base salary. Mr. Merrill’s actual bonus paid will be based upon the Company’s financial performance at the end of the fiscal year. A minimum bonus may be earned at the threshold MICP targets and no payment will be awarded if the threshold goals are not achieved. Amounts in excess of target may be earned if actual performance exceeds target performance. Mr. Merrill’s MICP bonus is based on four components:

•	Operating income net of any gains or losses on disposal of assets before depreciation and amortization (“EBITDA”), weighted at 20%;

•	Operating income net of any gains or losses on disposal of assets (“EBIT”), weighted at 20%;

•	EBIT as a percentage of revenue (“EBIT Margin”), weighted at 30%; and

•	Net cash provided by operating activities as a percentage of revenue (“CFFO Margin”), weighted at 30%.

Payment under the MICP is contingent on Mr. Merrill’s continued employment at the time of payout. In addition, the payment of a bonus to Mr. Merrill under the MICP is within the absolute discretion of the Compensation Committee, and the Committee may determine to reduce or not pay any bonus under the MICP notwithstanding the attainment of any specific objectives.